Calculation of Filing Fee Tables
S-8
ZOOZ Strategy Ltd.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary Shares, par value NIS 0.0572 per share	Other	1,464,991	$ 5.90	$ 8,643,446.90	0.0001381	$ 1,193.67
Total Offering Amounts:						$ 8,643,446.90		$ 1,193.67
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,193.67
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional ordinary shares, par value NIS 0.0572 per share (the "Ordinary Shares"), of ZOOZ Strategy Ltd. (the "Registrant") that become issuable under the ZOOZ Strategy Ltd. Incentive Compensation Plan, as amended (the "Plan"), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that increases the number of outstanding Ordinary Shares. Estimated in accordance with Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Ordinary Shares on August 28, 2026 as reported on the Nasdaq Capital Market. Represents additional Ordinary Shares of the Registrant reserved for future issuance under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources